As filed with the Securities and Exchange Commission on January 24, 2017

Registration No. 333-215125

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COGINT, INC.

(Exact name of registrant as specified in its charter)

Delaware	77-0688094
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2650 North Military Trail, Suite 300

Boca Raton, Florida 33431

(561) 757-4000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Joshua B. Weingard, Esq.

2650 North Military Trail, Suite 300

Boca Raton, Florida 33431

(561) 757-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael Francis, Esq.

Akerman LLP

Las Olas Centre II, Suite 1600

350 East Las Olas Boulevard

Fort Lauderdale, Florida 33301

(954) 463-2700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offering only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission of which this prospectus is a part becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated January 24, 2017

PROSPECTUS

1,300,000 Shares of Common Stock

This prospectus relates to (i) the resale of up to 1,100,000 shares of our common stock issuable upon the exercise of warrants (the “Warrant Shares”) by the selling stockholders identified in this prospectus and (ii) the resale of up to 200,000 shares of our common stock issued in a private placement by the Company on December 15, 2016 with the selling stockholder identified in this prospectus. The selling stockholders are identified in the section titled “Selling Stockholders,” beginning on page 10 of this prospectus. We will not receive any proceeds from the sales of shares of our common stock by the selling stockholders. We will, however, receive $3.75 per share of proceeds from the exercise of warrants to purchase 1,000,000 shares of our common stock and $5.00 per share of proceeds from the exercise of warrants to purchase 100,000 shares of our common stock.

The common stock offered in this prospectus involves a high degree of risk. See “Risk Factors” beginning on page 9 of this prospectus to read about factors you should consider before buying shares of our common stock.

No underwriter or other person has been engaged to facilitate the sale of shares of our common stock in this offering. Each selling shareholder may be deemed an underwriter of the shares of our common stock that such selling shareholder is offering within the meaning of the Securities Act of 1933. We will bear all costs, expenses and fees in connection with the registration of these shares.

The selling stockholders may sell all or a portion of these shares from time to time in market transactions through any market on which our common stock is then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. The selling stockholders will receive all proceeds from the sale of the shares. We will receive proceeds from the exercise of the warrants, which proceeds will be used for working capital and other general corporate purposes. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.”

Our common stock is traded on The NASDAQ Global Market (“NASDAQ”) under the symbol “COGT.” On January 23, 2017, the last reported sales price of our common stock on the NASDAQ was $3.85 per share.

Investing in our securities involves risks. You should read carefully and consider “Risk Factors” included in our most recent Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission and on page 9 of this prospectus before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2017

You should rely only on information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. We are not offering to sell or seeking offers to buy shares of common stock in jurisdictions where offers and sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. We are responsible for updating this prospectus to ensure that all material information is included and will update this prospectus to the extent required by law.

PROSPECTUS SUMMARY

This summary only highlights the more detailed information appearing elsewhere in this prospectus or incorporated by reference in this prospectus. It may not contain all of the information that is important to you. You should carefully read the entire prospectus and the documents incorporated by reference in this prospectus before deciding whether to invest in our securities. Unless otherwise indicated or the context requires otherwise, in this prospectus supplement and the accompanying prospectus supplement, references to “cogint,” the “Company,” “we,” “us,” and “our” refer to Cogint, Inc. and its consolidated subsidiaries.

We are not, and the selling stockholders are not, making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or a prospectus supplement is accurate as of any date other than the date on the front of the document.

Company Overview

Cogint, Inc., a Delaware corporation, is a data and analytics company providing cloud-based mission-critical information and performance marketing solutions to enterprises in a variety of industries. Our mission is to transform data into intelligence utilizing our proprietary technology platforms to solve complex problems for our clients. Harnessing the power of data fusion and powerful analytics, we transform data into intelligence, in a fast and efficient manner, so that our clients can spend their time on what matters most, running their organizations with confidence. Through our intelligent platforms, CORE™ and Agile Acquisition Engine™, we uncover the relevance of disparate data points to deliver end-to-end, ROI-driven results for our customers. Our analytical capabilities enable us to build comprehensive datasets in real-time and provide insightful views of people, businesses, assets and their interrelationships. We empower clients across markets and industries to better execute all aspects of their business, from managing risk, identifying fraud and abuse, ensuring legislative compliance, and debt recovery, to identifying and acquiring new customers. With the goal of reducing the cost of doing business and enhancing the consumer experience, our solutions enable our clients to optimize overall decision-making and to have a holistic view of their customers.

We provide unique and compelling solutions essential to the daily workflow of organizations within both the public and private sectors. Our cloud-based data fusion and customer acquisition technology platforms, combined with our massive database consisting of public-record, proprietary and publicly-available data, as well as a unique repository of self-reported information on millions of consumers, enables the delivery of differentiated products and solutions used for a variety of essential functions throughout the customer life cycle. These essential functions include customer identification and authentication, investigation and validation, and customer acquisition and retention.

The Company operates through two reportable segments: (i) Information Services and (ii) Performance Marketing.

Information Services—Leveraging leading-edge technology, proprietary algorithms, and massive datasets, and through intuitive and powerful analytical applications, we provide solutions to organizations within the risk management and consumer marketing industries. CORE is our next generation data fusion platform, providing mission-critical information about individuals, businesses and assets to a variety of markets and industries. Information Services uses the power of data fusion to ingest and analyze data at massive scale, machine learning and advanced analytics, and the information derived therefrom to provide solutions for banking and financial services companies, insurance companies, healthcare companies, law enforcement and government, the collection industry, law firms, retail, telecommunications companies, corporate security and investigative firms. In addition, our data acquisition solutions enable clients to rapidly grow their customer databases by using self-declared consumer insights to identify, connect with, and acquire first-party consumer data and multi-channel marketing consent at massive scale.

Built in a secure Payment Card Industry (“PCI”) compliant environment, our cloud-based next generation technology delivers greater than four 9s of service uptime. By leveraging our proprietary infrastructure design within the cloud, we currently operate in six datacenters spread geographically across the U.S. and are able to dynamically and seamlessly scale as needed. Using our intelligent framework, and leveraging a micro services architecture where appropriate, we reduce operational cost and complexity, thus delivering superior performance at greatly reduced costs compared to traditional datacenter architectures. Since the release of our CORE platform in May 2016, we have added billions of data records and continue to add approximately over a billion records per month. Our average query response time for a comprehensive profile is less than 250 milliseconds versus competitive platforms that measure comprehensive profile response times in seconds.

Performance Marketing—Our Agile Acquisition Engine drives our Performance Marketing segment, which provides solutions to help brands, advertisers and marketers find the right customers in every “B2C” vertical including, but not limited to: internet and telecommunications, financial services, health and wellness, consumer packaged goods, careers and education, and retail and entertainment. We deterministically target consumers across various marketing channels and devices, through the user-supplied acquisition of personally identifiable information on behalf of our clients, such as email addresses, other identifying information and responses to dynamically populated survey questions. 80% of our consumer interaction comes from mobile, which differentiates us from competitors whose platforms are not mobile-first.

We own hundreds of media properties, through which we engage millions of consumers everyday with interactive content, such as job postings, cost savings, surveys, promotions and contests that generate over 700,000 survey respondents and over 5 million compiled responses every single day. Our owned media properties alone have created a database of approximately 120 million U.S. adults with detailed profiles, including 150 million unique email addresses, across 60 million households. With meaningful, people-based interaction that focuses on consumer behavior and declared first-party data, leveraged on a mobile-centric platform that provides seamless omni-channel capabilities, we have the ability to target and develop comprehensive consumer profiles that redefine the way advertisers view their most valuable customers.

For the year ended December 31, 2015, we had revenue of $14.1 million and gross profit of $3.8 million. For the nine months ended September 30, 2016, we had revenue of $132.6 million, compared to $3.3 million for the same period in 2015, gross profit of $34.9 million, compared to $1.5 million for the same period in 2015, net loss attributable to cogint of $23.7 million, compared to a $51.9 million for the same period in 2015.

On a pro forma basis including Fluent, for the year ended December 31, 2015, we had revenue of $148.9 million. On a pro forma basis including Fluent and Q Interactive for the nine months ended September 30, 2016, we had revenue of $145.4 million, compared to $126.1 million for the same period in 2015, and net loss attributable to cogint of $23.1 million, compared to $55.7 million for the same period in 2015.

Our Markets

The target markets for our data and analytical solutions today consist primarily of businesses within the risk management and consumer marketing industries.

International Data Corporation, a global provider of market intelligence and advisory services, estimates, in a September 2015 study, that worldwide business analytics services and software spending was $91.6 billion in 2014 and is expected to be $113.2 billion in 2016. By 2019, this figure is expected to grow to $160.9 billion, representing a CAGR of 11.9% from 2014—2019. The big data and analytics sector continues to grow at an accelerated pace due to the proliferation of data generated by technological advancements and evolving consumer behavior. Continued, rapid adoption and use of smartphones and other mobile devices, social media and online purchasing channels, and the necessity of organizations to sort through this sea of data to glean actionable intelligence to support their daily operations, serve as key drivers of the sector’s growth.

Risk management and fraud analytics has become increasingly important not only in the banking and financial services sectors but across multiple other industries and uses cases. According to the market research company

MarketsAndMarkets, the North American risk analytics software market is projected to be $8.6 billion in 2016. Data fusion analytics and the information derived therefrom is now the primary service product for risk management associated with key purchasers such as banking and financial services companies, insurance companies, healthcare companies, law enforcement and government, collection agencies, law firms, retail, telecommunications companies and private investigative firms. Primary use cases include, but are not limited to, obtaining information on consumers, businesses and assets (and their interrelationships) to facilitate the location of individuals and assets, identity verification, and to support criminal, legal, financial, insurance, and corporate investigations, due diligence and the assessment of counterparty risk.

According to the Interactive Advertising Bureau’s “Internet Advertising Revenue Report, 2015 first full year results,” total digital ad spend in the U.S. was $59.6 billion in 2015, a 20.4% increase over 2014. Mobile was the leading ad format accounting for 35% of revenues, and performance-based advertising was the leading pricing model accounting for 65% of total U.S. digital advertising spending.

Consumer marketing, which consists of paid advertising, public relations, sales strategy, customer communications and market research, is a multi-trillion-dollar global industry. Digital marketing is the fastest growing subset of this marketplace, with performance marketing being the most dominant format utilized across the industry. Advertisers prefer Performance Marketing because they only pay when specific actions are completed by consumers in response to their ads, such as making purchases, filling out information request forms, or clicking through to websites. In addition, performance marketing campaigns that target registered and validated consumers are referred to as “people-based” marketing campaigns, and are gaining favor over cookie-based campaigns which target anonymous site visitors. People-based performance marketing campaigns improve the effectiveness of advertising, increase return on ad spend, and facilitate the deterministic targeting of consumers across digital channels such as display, social, search, video and addressable television.

According to eMarketer’s, a leading market research company, worldwide spend on paid media was $513.1 billion in 2015 and is expected to grow to $674.2 billion by 2020, representing a CAGR of 5.6%. Ad spend sector growth is attributable to the growing diversity in media content and sources, and although growth will vary by region, North America is projected to remain the number one advertising region in the world.

Companies in all industries are inundated with data sourced from a growing number of digital mediums including e-commerce, mobile and social media, which provide new information on a daily basis. Companies struggle to parse through the data available to them to make decisions in real-time that improve scale and efficiency while helping them achieve and exceed their strategic goals. Our platform and analytical capabilities directly address these issues in an industry agnostic manner to solve complex problems in a robust and growing marketplace.

Key Challenges Facing our Customers

We believe our solutions address the challenges that the industry faces today, which include:

Actionable Big Data Insights Through A Single Platform—As the velocity and volume of data continues to grow exponentially, enterprises have become overwhelmed with data and their inability to glean intelligence from such data to derive successful business decisions in real-time. Customers demand full-suite, turn-key solutions that are agile, flexible, and available on-demand in order to gain the speed, scale and insight necessary to drive their business models. As the breadth and depth of data increases, providers will need to deploy new technologies that enable both the ingestion of data at massive scale in real-time, irrespective of structure or form, and the analytics components necessary to function across multiple channels. The continued digitization of human interactions, and the corresponding availability of the data resulting therefrom, is driving demand for data capture, management and analysis software. As a result, customers are looking for flexible and efficient solutions to fuse disparate sets of not only transactional data but also demographic, ethnographic and behavioral data as well, in order to provide insights that are truly actionable.

Engaging Customers Across All Devices—According to the IAB, mobile advertising in the U.S. totaled $20.7 billion in 2015, a 66% increase from 2014. This impressive growth demonstrates to advertisers the importance of mobile interaction as they search for ways to engage consumers and effectively gather critical data. Developing capabilities to acquire data from all devices and creating omni-channel advertising campaigns are both costly and complex. Traditional cookie-based targeting has proven less effective as support for cookies on mobile devices is infrequent or non-existent, ushering in the need for newer approaches for reaching consumers across devices. Developing a full solution is complex and many offerings in the marketplace struggle to adequately address this growing need.

Pricing Methodology—Historically, internet advertising has been sold on a cost-per-impression (CPM) model where an advertiser is charged each time an advertisement is displayed, regardless of user engagement with the advertisement. This dated methodology has made it difficult to truly gauge the effectiveness of advertising campaigns, and determine the actual costs associated with successful user engagement. Today’s advertising landscape now has several options for pricing advertisements, including the historical CPM method, as well as cost-per-click (CPC) which is most common in search advertising, cost-per-action (CPA), and hybrid models that may combine aspects of the various models. With chief marketing officers increasingly accountable for demonstrating concrete return on their marketing investments, CPA and CPC models are more favorable alternatives to CPM-based offerings.

Cost and Performance Pressures—As our customers face constant cost pressures, they need to continually improve the value they receive from their information solutions. Whether it is marketing campaign spend or managing risk, consumers and customers are increasingly more sophisticated, requiring enhanced performance in order to satisfy their business objectives. Improving performance can mean delivering the right advertisement to the right consumer at the right time, or providing the most intuitive information as rapidly as possible to capitalize on opportunities or reduce risk. Superior data fusion with unique data sources delivers customers an advantage as they cope with these pressures.

Difficult Delivery of Solutions for Complex Problems and Data Analytics at Scale—The larger and more complex a campaign or dataset, the more difficult it is to sustain the same level of performance and insight. The highly fragmented nature of the internet display landscape, proliferation of data and lack of robust technology limits the ability to target the correct users on the correct device at the correct time and on the correct portal. There is an inherent need for solutions that allow advertisers to deliver high performing campaigns regardless of size and duration.

Our Competitive Strengths

We believe our leading-edge technology platforms, massive database of holistic views of consumers, and dynamic and intuitive solutions deliver differentiated capabilities to our customers. Our solutions enable our customers to make more informed inquiries regarding their problems and better decisions to solve their most complex problems. We believe the following competitive strengths will continue to deliver an unrivaled value proposition that further drives our differentiation:

Transformative and Innovative Technology Platforms—Through the convergence of our platforms, CORE and Agile Acquisition Engine, we offer a comprehensive suite of information solutions. Our cloud-based, data and industry agnostic platform, CORE, allows us to assimilate, structure, and fuse billions of disparate records to create comprehensive views of individuals and to present these views in real-time via analytical applications. We believe our platform’s speed, power, and scalability are key differentiators in the marketplace. Our Agile Acquisition Engine enables brands to target, engage, qualify, and communicate with relevant consumers across mobile, web and in-app content environments. Furthermore, we utilize proprietary targeting algorithms and a dynamic survey module to match consumers with the most relevant advertisers, content, and media across all devices. We optimize campaigns by leveraging each advertiser’s performance data. Most valuable customer (MVC) profiles, as determined by factors such as individual-level engagement with ads and/or conversion or purchasing histories, are used to fuel lookalike modeling enabling the targeting of individuals who share similar attributes to those MVCs. This results in broadening the scale of acquisition campaigns and enhancing campaign performance.

Massive Database of Holistic Views of Consumers—Data is the lifeblood of our technology platforms. We leverage our CORE and Agile Acquisition Engine platforms to build massive proprietary datasets and apply analytics in real-time to provide actionable insights. Our Information Services data is compiled from a myriad of online and offline sources, both structured and unstructured, including public record data, publicly-available data, and proprietary data. Public record data includes personally identifiable information, as well as property, identity, bankruptcy, lien, judgment, automotive, phone and other information aggregated from companies specializing in data aggregation, public record repositories, and publicly-available sources. Proprietary data, which is compiled through our owned media properties, gathers valuable self-reported consumer information through voluntary opt-in surveys, promotions and contests. Through next-generation machine learning technology and proprietary algorithms, we efficiently ingest these datasets, structure them into common form, and utilize the process of data fusion to connect or fuse the data so as to create an actionable, real-time view of the data for various use cases, delivering greater intelligence to our customers and enhancing their decision-making capabilities across all markets and industries.

In addition, our technology platforms and systems enable us to collect four distinct types of user data:

•	Meta-data—information gleaned by the system such as the user’s IP address, browser type, operating system, and, for mobile connected devices, the device model, device ID, browser, and mobile carrier;

•	Demographic data—self-reported user information such as name, address, gender, email address and telephone number;

•	Ethnographic data—user responses to dynamically curated and served survey questions; and

•	Behavioral data—purchase history, interests, likes and dislikes, preferences and frequencies. We also use our public record database and third-party services in order to verify and supplement collected data. This data is stored and analyzed, and can be further enhanced in real-time when consumers respond to dynamically populated survey questions, enabling precise targeting and profiling for ad serving and customer acquisition purposes. By using the system and the insights gained, we can develop deep and relevant insights into each individual consumer.

Our platforms and user volume has enabled us to accumulate a massive, owned data warehouse, which contains:

•	First party data on over 120 million consumers;

•	150 million unique email addresses;

•	1.2 billion survey responses and growing by 5.5 million responses a day; and

•	More than 700,000 unique user registrations per day.

People-based Platform Enabling Deterministic, Omni-channel Marketing—Our collection of holistic information serves as the genesis for our operations and the key foundation to providing actionable consumer data. Through our data-centric approach to analyzing consumer characteristics and intent, we are capable of producing highly deterministic advertisements across multiple devices, including desktops, laptops, smartphones and tablets. By analyzing a consumer’s characteristics and integrating that data into our Agile Acquisition Engine, we are able to create comprehensive profiles that deliver highly relevant and targeted advertisements on the most effective medium based on the consumer’s habits.

Performance Driven Pricing Model that Drives Heightened Return—On—Investment—We recognize performance marketing revenue when the conversions are generated based on predefined user actions such as a click, a registration, an app install or a coupon print. As a result, our revenue is synonymous with customer success, and we only get paid when a user engages with our advertisements. By using a performance-driven pricing model, we enjoy a number of advantages, including increased efficiencies, the ability to exceed ROI projections for customers, and optimized marketing budget allocations limited only on our ability to deliver results. Our performance-driven pricing model presents unique opportunities to work within uncapped marketing budgets which in turn creates recurring revenue streams from clients who depend on our solutions. Many of our partners view our Performance Marketing solutions as cost of sales and are incentivized to continue utilizing our solutions that directly drive consumer engagement and revenues.

Predictive Solutions For Complex Advertising Needs—Our proprietary, predictive software algorithm identifies, in real-time, consumers likely to be receptive to our customers’ advertisements, thereby focusing marketing spend on the most efficient and effective channel. Additionally, through targeting and optimization, we provide distinctive solutions that aim to serve the needs of our clients and provide them with the deepest insights possible, in order to make more informed decisions. Through our opt-in surveys, we are able to collect self-reported data from 700,000 consumers every day and learn valuable information that would otherwise be unavailable. This symbiotic relationship allows us to capture extremely timely and meaningful information that ultimately shapes the insights we create. Using this information, we are able to curate custom databases and audience clusters in real-time, layered with additional data from our Information Services segment to create a truly customized and unique dataset for our customers. We aim to fuse transactional public data with self-reported data, in order to create the most comprehensive view of an individual or business. Our ability to capture as well as integrate data from these two sources allows us to establish a lasting competitive advantage. The marriage of these two complementary data sources in addition to our analytic capabilities is highly unique and differentiated in the market.

Corporate Information

Our principal executive offices are located at 2650 North Military Trail, Suite 300, Boca Raton, Florida 33431 and our telephone number is (561) 757-4000. Our Internet website address is www.cogint.com. The website address provided in this prospectus supplement is not intended to function as a hyperlink and information obtained on the website is not and should not be considered part of this prospectus supplement and is not incorporated by reference in this prospectus supplement or any filing with the Securities and Exchange Commission (the “SEC”).

Recent Developments

On November 28, 2016 we raised $6.0 million in gross proceeds from the sale of 2,000,000 shares of our common stock in a registered direct offering to certain accredited investors (the “Investors”). The purchase price paid by the Investors was $3.00 per share. Simultaneously, we conducted a private placement offering with the Investors through which we issued the Investors, for no additional consideration, warrants to purchase 1,000,000 shares of common stock. The warrants have an exercise price of $3.75 per share and are exercisable beginning six months and one day from the date of issuance (the “Exercise Date”). The warrants expire five years from the Exercise Date.

Pursuant to an engagement letter dated November 22, 2016 (the “Placement Agent Agreement”) by and between the Company and Chardan Capital Markets, LLC (“Chardan Capital”), Chardan Capital agreed to act as our placement agent in connection with both the registered direct offering and the concurrent private placement. Pursuant to the Placement Agent Agreement, we agreed to pay Chardan Capital a cash fee equal to $250,000, as well as reimburse Chardan Capital for its expenses in connection with the offering in the amount of $15,000. In addition, we granted Chardan Capital a warrant to purchase 100,000 shares of common stock. The warrants will have an exercise price of $5.00 per share and are exercisable on the Exercise Date. The warrants expire 24 months from the Exercise Date.

The net proceeds to us from the offering, after deducting placement agent fees and estimated offering expenses, were approximately $5.705 million, not including any proceeds received from the exercise of warrants. The registered direct offering and the concurrent private placement closed on November 28, 2016.

On December 15, 2016, we issued 200,000 shares previously held in treasury to Monroe Capital, LLC. These treasury shares represented shares issuable upon the vesting of restricted stock units previously granted to certain executive officers of the Company, which shares were withheld upon vesting for the payment of taxes. The shares were sold at a price of $3.00 per share in a private placement exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, and Regulation D thereunder.

We are filing this registration statement as a result of our agreements with the selling stockholders to register the resale of the Warrant Shares and the resale of the Purchased Shares.

On January 19, 2017, Fluent, LLC (“Fluent’), a direct wholly owned subsidiary of the Company, entered into an Amendment No. 3 to its Credit Agreement with various lenders party thereto and Whitehorse Finance, Inc., as Administrative Agent (the “Administrative Agent”).

The amendment provides for a new term loan in the principal amount of $15,000,000 (“Incremental Term Loan”) and modifies certain other provisions set forth in the Agreement. The Incremental Term Loan and Fluent’s existing $45,000,000 term loan (together with the Incremental Term Loan, the “Term Loans”) are guaranteed by the Company and the other direct and indirect subsidiaries of the Company, and are secured by substantially all of the assets of the Company and its direct and indirect subsidiaries. The Term Loans mature on December 8, 2020.

THE OFFERING

Common stock outstanding prior to the offering:	53,357,761 shares

Common stock to be issued upon exercise of the warrants:	1,100,000 shares

Common stock to be offered by the selling stockholders:	1,300,000 shares(1)

Common stock outstanding immediately following the offering:	54,657,761 shares(2)

Use of proceeds:	We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders but will receive proceeds from the exercise of the warrants if the warrants are exercised, which proceeds will be used for working capital and other general corporate purposes. See “Use of Proceeds.”

Risk Factors:	See “Risk Factors” beginning on page 9 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

Stock Symbol:	NASDAQ: COGT

(1)	Includes 1,100,000 shares issuable upon the exercise of warrants, which shares are not presently issued or outstanding and 200,000 shares issued by the Company in a private placement.
(2)	The number of shares of common stock to be outstanding after this offering is based on 53,357,761 shares of our common stock outstanding as of December 31, 2016, and assumes exercise of the warrants relating to their registration statement but excludes:

•	12,407,029 shares of common stock underlying awards of restricted stock units (“RSUs”);

•	4,107,667 shares of common stock underlying vested RSUs for which shares of common stock have not been delivered;

•	352,000 shares of common stock issuable upon the exercise of outstanding stock options;

•	A possible earnout payment in connection with the acquisition of Q Interactive LLC. If the earnout is earned then, at the seller’s option, seller will be paid in shares either (i) 1,200,000 shares of common stock (subject to adjustment for certain capital events) or (ii) that number of shares of common stock equal to $10,000,000 in the aggregate, as determined by the volume weighted average price of the common stock for the ten trading days immediately before determination that the earnout target was achieved (the “Q Interactive Earn-out Shares”). As of September 30, 2016, the number of shares of common stock to be issued pursuant to the earnout would be 1,879,700 shares;

•	1,120,102 shares of common stock issuable upon the exercise of other outstanding warrants; and

•	5,093 shares of common stock issuable pursuant to the working capital adjustment in connection with the Fluent, LLC acquisition on December 8, 2015.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus, including the documents that are incorporated by reference, contains “forward-looking statements” within the meaning of the safe harbor from civil liability provided for such statements by the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “seeks,” “should,” “will,” and variations of such words or similar expressions. Forward-looking statements in this prospectus, including the documents that are incorporated by reference, include, among others, statements about our future financial condition, results of operations, our business strategy and objectives, and expected liquidity needs and sources. Our forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by our forward-looking statements are reasonable, we can give no assurance that our plans, intentions, expectations, strategies or prospects will be attained or achieved and you should not place undue reliance on these forward-looking statements. Furthermore, actual results may differ materially from those described in the forward-looking statements and may be affected by a variety of risks and factors including the factors included in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, including those set forth under the headings “Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations;”

Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Accordingly, investors should use caution in relying on past forward-looking statements, which were based on results and trends at the time they were made, to anticipate future results or trends. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the “Risk Factors” below and those incorporated by reference from our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before deciding whether to invest in our common stock, you should consider carefully the risks described below and discussed under the section captioned “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference in this prospectus in its entirety, as well as any amendment or update to our risk factors reflected in subsequent filings with the SEC, together with other information in this prospectus and the information and documents incorporated by reference that we have authorized for use in connection with this offering. If any of these risks actually occur, our business, financial condition, results of operations or cash flows could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment.

Risks Related to Our common stock and This Offering

Our stock price has been and may continue to be volatile, and the value of an investment in our common stock may decline.

The trading price of our common stock has been and will likely continue to be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. These factors could include:

•	additions or departures of key personnel;

•	changes in governmental regulations or in the status of our regulatory approvals;

•	changes in earnings estimates or recommendations by securities analysts;

•	any major change in our board or management;

•	general economic conditions and slow or negative growth of our markets; and

•	political instability, natural disasters, war and/or events of terrorism.

From time to time, we estimate the timing of the accomplishment of various commercial and other product development goals or milestones. Also, from time to time, we expect that we will publicly announce the anticipated timing of some of these milestones. All of these milestones are based on a variety of assumptions. The actual timing of these milestones can vary dramatically compared to our estimates, in some cases for reasons beyond our control. If we do not meet these milestones as publicly announced, our stock price may decline.

In addition, the stock market has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of publicly traded companies. Broad market and industry factors may seriously affect the market price of companies’ stock, including ours, regardless of actual operating performance. These fluctuations may be even more pronounced in the trading market for our stock. In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

Our management will have broad discretion as to the use of proceeds from the exercise of your warrants, and we may not use the proceeds effectively.

Our management will have broad discretion in the application of the net proceeds from the exercise of your warrants and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. You will not have the opportunity, as part of your investment decision, to assess whether these proceeds are being used appropriately. Our failure to apply these funds effectively could have a material adverse effect on our business and cause the price of our common stock to decline.

We expect that we may need additional capital in the future; however, such capital may not be available to us on reasonable terms, if at all, when or as we require additional funding. If we issue additional shares of our common stock or other securities that may be convertible into, or exercisable or exchangeable for, our common stock, our existing stockholders may experience further dilution.

Although we expect that we may need additional capital in the future, we cannot be certain that it will be available to us on acceptable terms when required, or at all. Disruptions in the global equity and credit markets may limit our ability to access capital. To the extent that we raise additional funds by issuing equity securities, our stockholders may experience dilution, which may be significant and could cause the market price of our common stock to decline significantly. Any debt financing, if available, may restrict our operations. If we are unable to raise additional capital when required or on acceptable terms, we may have to significantly delay, scale back or discontinue certain operations. Any of these events could significantly harm our business and prospects and could cause our stock price to decline.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders but will receive proceeds from the exercise of the warrants if the warrants are exercised, which proceeds will be used for working capital and for other general corporate purposes, including funding potential future acquisitions.

From time to time, we engage in preliminary discussions and negotiations with various businesses in order to explore the possibility of an acquisition or investment. However, as of the date of this prospectus supplement, we have not entered into any agreements or arrangements which would make an acquisition or investment probable under Rule 3-05(a) of Regulation S-X.

SELLING STOCKHOLDERS

The following table provides information about the selling stockholders, listing how many shares of our common stock the selling stockholders own on the date of this prospectus, how many shares and how many may be issued upon the exercise of warrants covered by this prospectus, and the number and percentage of outstanding shares the selling stockholders will own after the offering, assuming all shares covered by this prospectus are sold. The information concerning beneficial ownership has been provided by the selling stockholders. Information concerning the selling stockholders may change from time to time, and any changed information will be set forth if and when required in prospectus supplements or other appropriate forms permitted to be used by the SEC.

We do not know when or in what amounts the selling stockholders may offer shares for sale, although the selling stockholders cannot exercise the warrants underlying the Warrant Shares registered herein before May 29, 2017. The selling stockholders may choose not to sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot accurately report the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, all of the shares covered by this prospectus will be sold by the selling stockholders.

Except to the extent that the Warrant Shares registered herein cannot be acquired or sold by the selling stockholders prior to May 29, 2017, as disclosed above, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date hereof, a portion of the shares beneficially owned in transactions exempt from the registration requirements of the Securities Act.

The number of shares outstanding, and the percentage of beneficial ownership, post-offering are based on 54,657,761 shares of our common stock issued and outstanding as of the conclusion of the offering, calculated on the basis of (i) 53,357,761 shares issued and outstanding as of December 31, 2016 prior to the offering and (ii) assumed exercise and sale by the selling stockholders of all warrants underlying the Warrant Shares registered herein. For the purposes of the following table, the number of shares of common stock beneficially owned has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), and such information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which the selling stockholders have sole or shared voting power or investment power and also any shares which each selling shareholder, respectively, has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option, warrant or other rights. No selling shareholder has had any position, office or any other material relationship with the Company or any of its predecessors or affiliates within the past three years other than in connection with the transactions disclosed in the Recent Development section of this prospectus.

Name	Number of securities beneficially owned before offering(1)	Number of securities to be offered(2)	Number of securities owned after offering(3)	Percentage of securities beneficially owned after offering
Intracoastal Capital LLC(4)	1,070,102	166,667	1,070,102	2.0%
Empery Asset Master, LTD(5)	699,195	349,598	699,145	1.3
Empery Tax Efficient, LP(6)	394,529	197,264	394,529	*
Empery Tax Efficient II, LP(7)	572,942	286,471	572,942	1.0
Chardan Capital Markets, LLC(8)	—	19,000	—	*
Jonathan Schechter(9)	—	31,000	—	*
Joseph Reda(9)	—	50,000	—	*
Monroe Capital, LLC(10)	344,235	200,000	144,235	*

*	Less than one percent.
(1)	In addition to shares of common stock as described in footnote (2), also includes shares of common stock identified to us by the selling stockholders as owned. Pre-offering beneficial ownership does not include the Warrant Shares because the Warrant Shares cannot, under the terms of the warrants, be acquired by the selling stockholders within 60 days.
(2)	The number of securities to be offered represents 1,100,000 shares of common stock issuable upon the exercise of warrants (the “Warrant Shares”).
(3)	For purposes of this table, we have assumed that, after completion of the offering, all of the shares covered by this prospectus will be sold by the selling stockholders. The number of securities beneficially owned post-offering assumes the exercise of the warrants and acquisition and sale of the Warrant Shares in compliance with the terms of the warrants.
(4)	Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities reported herein that are held by Intracoastal. In the aggregate, Intracoastal may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of 1,070,102 of our ordinary shares, which consists of (i) 333,333 of our ordinary shares and (ii) 736,769 of our ordinary shares issuable upon exercise of warrants (166,667 offered in this prospectus).

Mr. Asher, who is a manager of Intracoastal, is also a control person of a broker-dealer. As a result of such common control, Intracoastal may be deemed to be an affiliate of a broker-dealer. Intracoastal acquired the ordinary shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the ordinary shares and warrants described herein, Intracoastal did not have any arrangements or understandings with any person to distribute such securities.

(5)	Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd (“EAM”), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. EAM, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of EAM’s address is c/o Empery Asset Management, LP, 1 Rockefeller Plaza, Suite 1205, New York, New York 10020.
(6)	Empery Asset Management LP, the authorized agent of Empery Tax Efficient, LP (“ETE”), has discretionary authority to vote and dispose of the shares held by ETE and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE. ETE, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of ETE’s address is c/o Empery Asset Management, LP, 1 Rockefeller Plaza, Suite 1205, New York, New York 10020.
(7)	Empery Asset Management LP, the authorized agent of Empery Tax Efficient II, LP (“ETE II”), has discretionary authority to vote and dispose of the shares held by ETE II and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE II. ETE II, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares ETE II’s address is c/o Empery Asset Management, LP, 1 Rockefeller Plaza, Suite 1205, New York, New York 10020.
(8)	The selling stockholder is a broker-dealer. The selling stockholder acquired the securities as compensation for investment banking services. Steven Urbach has voting and dispositive power over the securities held by the selling stockholder.
(9)	The selling stockholder is an affiliate of a broker-dealer. The selling stockholder purchased the securities in the ordinary course of business, and at the time of the purchase of the securities, did not have any agreements or understandings, directly or indirectly, with any purchaser to distribute the securities.
(10)	Monroe Capital, LLC (“Monroe”) has discretionary authority to vote and dispose of the shares held by Monroe and may be deemed to be the beneficial owner of these shares. Mark B. Fisher, in his capacity as Managing Member of Monroe, may also be deemed to have investment discretion and voting power over the shares held by Monroe. Monroe’s address is 300 West 41st Street, Suite 301, Miami Beach, FL 33140.

DESCRIPTION OF CAPITAL STOCK

We are authorized to issue 200,000,000 shares of common stock, par value $0.0005 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

We are authorized to issue 200,000,000 shares of common stock, par value $0.0005 per share. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. There is no cumulative voting in the election of directors. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities and there are no redemption provisions applicable to our common stock.

The holders of common stock are entitled to any dividends that may be declared by the Board of Directors out of funds legally available for payment of dividends subject to the prior rights of holders of preferred stock and any contractual restrictions we have against the payment of dividends on common stock. We have not paid dividends on our common stock since inception and do not plan to pay dividends on our common stock in the foreseeable future.

As of December 31, 2016, we had 53,357,761 shares of common stock outstanding prior to the offering. In addition, we have entered agreements pursuant to which, subject to certain vesting and delivery conditions, we may issue an additional 16,866,696 shares of common stock underlying restricted stock units and stock options.

Preferred Stock

We are authorized to issue 10,000,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our Board of Directors. As of January 17, 2017, we had no shares of any class of preferred stock outstanding.

For a description of how future issuances of our preferred stock could affect the rights of our stockholders, see “Certain Provisions of Delaware Law and of Our Charter and Bylaws—Issuance of blank check Preferred Stock,” below.

Transfer Agent

We have appointed Continental Stock Transfer & Trust as our transfer agent. Their contact information is: 17 Battery Place, New York, NY 10004, phone number (212) 845-3249, www.continentalstock.com.

CERTAIN PROVISIONS OF DELAWARE LAW AND OF OUR CHARTER AND BYLAWS

Anti-takeover Provisions

In general, Section 203 of the Delaware General Corporations Law or the DGCL prohibits a Delaware corporation with a class of voting stock listed on a national securities exchange or held of record by 2000 or more stockholders from engaging in a “business combination” with an “interested shareholder” for a three-year period following the time that this shareholder becomes an interested shareholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested shareholder. An “interested shareholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested shareholder status, 15% or more of the corporation’s voting stock. Under Section 203, a business combination between a corporation and an interested shareholder is prohibited unless it satisfies one of the following conditions:

•	before the shareholder became interested, the board of directors approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder;

•	upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

•	at or after the time the shareholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested shareholder.

The DGCL permits a corporation to opt out of, or choose not to be governed by, its anti-takeover statute by expressly stating so in its original certificate of incorporation (or subsequent amendment to its certificate of incorporation or bylaws approved by its stockholders). Cogint’s Certificate of Incorporation contains a provision expressly opting out of the application of Section 203 of the DGCL; therefore the anti-takeover statute does not apply to us.

Issuance of “blank check” preferred stock

Our Certificate of Incorporation authorizes the issuance of up to 10,000,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our Board of Directors. Our Board is empowered, without shareholder approval, to issue a series of preferred stock with dividend, liquidation, conversion, voting or other rights which could dilute the interest of, or impair the voting power of, our common stockholders. The issuance of a series of preferred stock could be used as a method of discouraging, delaying or preventing a change in control. For example, it would be possible for our Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to effect a change in control of our company.

Our Bylaws also allow our Board of Directors to fix the number of directors. Our stockholders do not have cumulative voting in the election of directors.

Special Shareholder Meetings and Action by Written Consent

Under our Bylaws, the Chairperson of our Board of Directors, our President and a majority of the members of the Board of Directors may each call a special meeting of stockholders. Our Bylaws do not permit meetings of stockholders to be called by any other person. Our Certificate of Incorporation specifically prohibits action by our stockholders by written consent without a meeting of stockholders.

Any aspect of the foregoing, alone or together, could delay or prevent unsolicited takeovers and changes in control or changes in our management.

PLAN OF DISTRIBUTION

The selling stockholders and any of the selling stockholders’ pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for a purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed the selling stockholders of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Akerman LLP, Fort Lauderdale, Florida.

EXPERTS

The audited financial statements and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of IDI Holdings, LLC incorporated by reference in the accompanying prospectus for the period from September 22, 2014 (inception) through December 31, 2014 have been audited by RBSM LLP, an independent registered public accounting firm, as set forth in their report incorporated by reference, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The audited historical consolidated financial statements of Fluent, Inc., which include: (1) the consolidated balance sheet as of December 8, 2015 and the related consolidated statements of net loss and comprehensive loss, changes in stockholders’ equity and cash flows for the period from January 1, 2015 through December 8, 2015 included as an exhibit to our Annual Report on Form 10-K dated March 18, 2016 and (2) the consolidated balance sheet as of December 31, 2014 and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity and cash flows for the year then ended included as an exhibit to our Current Report on Form 8-K dated December 2, 2015, have been so incorporated in reliance on the reports of EisnerAmper LLP, independent registered public accountants, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Fluent, Inc. and subsidiaries as of December 31, 2013 and for the year ended December 31, 2013 included as an exhibit to our Current Report on Form 8-K dated December 2, 2015 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 18, 2016, and the portions of our proxy statement on Schedule 14A for our 2016 Annual Meeting of Stockholders filed with the SEC on April 29, 2016 that are incorporated by reference therein;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016, filed with the SEC on May 5, 2016

•	our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2016, filed with the SEC on August 8, 2016;

•	our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016, filed with the SEC on November 3, 2016;

•	our Current Reports on Form 8-K filed with the SEC on December 2, 2015 (only as to the consolidated financial statements of Fluent, Inc. as of and for the years ended December 31, 2013 and December 31, 2014), January 15, 2016, January 19, 2016, February 29, 2016, March 15, 2016, March 17, 2016, April 4, 2016, May 18, 2016, May 23, 2016, June 6, 2016, June 8, 2016, July 1, 2016, July 8, 2016, August 10, 2016, September 14, 2016, September 26, 2016, October 6, 2016, November 23, 2016, and January 24, 2017; and

•	description of our capital stock contained in our registration statement on Form 8-A filed on September 26, 2016 and our registration statement on Form S-3 filed on June 17, 2016.

All reports and other documents that we subsequently file pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of this offering, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the time of the filing of such reports and documents.

This prospectus as further supplemented may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus, respectively.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus, but not delivered with the prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. You should direct written requests to: Cogint, Inc., Attn: Legal Department, 2650 North Military Trail, Suite 300, Boca Raton, Florida 33431, or you may call us at (561) 757-4000.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the selling stockholders. All of the amounts shown are estimates, except for the SEC Registration Fees.

SEC registration fees	$572
Printing expenses	$5,000
Accounting fees and expenses	$45,000
Legal fees and expenses	$25,000

Total	$75,572

Indemnification of Directors and Officers.

Section 145(a) of the DGCL, which Cogint is subject to, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Any indemnification under subsections (a) and (b) of Section 145 of the DGCL (unless ordered by a court) shall be made by Cogint only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate. The indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145 of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

Article 6 of Cogint’s Bylaws provide that directors, officers, employees and agents shall be indemnified to the fullest extent permitted by the DGCL. Article 10 of Cogint’s Certificate of Incorporation also provides that directors shall be indemnified to the fullest extent permitted by the DGCL.

Cogint carries directors and officers liability coverages designed to insure its officers and directors and those of its subsidiaries against certain liabilities incurred by them in the performance of their duties, and also providing for reimbursement in certain cases to Cogint and its subsidiaries for sums paid to directors and officers as indemnification for similar liability. Cogint has entered into Indemnification Agreements with its executive officers and directors providing for advancement of expenses and indemnification to the fullest extent permissible under DGCL.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, Cogint has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Exhibits and Financial Statement Schedules.

Exhibit No.	Description

2.1	Merger Agreement and Plan of Reorganization by and among The Best One, Inc., Tiger Media, Inc., TBO Acquisition, LLC, and Derek Dubner, solely in his capacity as representative, dated December 14, 2014 (incorporated by reference to Exhibit 4.1 to Cogint, Inc.’s current report on Form 6-K filed December 18, 2014).

2.2	First Amendment to Merger Agreement and Plan of Reorganization by and among The Best One, Inc., Tiger Media, Inc., TBO Acquisition, LLC, and Derek Dubner, solely in his capacity as representative, dated December 18, 2014 (incorporated by reference to Exhibit 4.2 to Cogint, Inc.’s current report on Form 6-K filed December 18, 2014).

Exhibit No.	Description

2.3	Second Amendment to Merger Agreement and Plan of Reorganization by and among The Best One, Inc., Tiger Media, Inc., TBO Acquisition, LLC, and Derek Dubner, solely in his capacity as representative, dated February 13, 2015 (incorporated by reference to Exhibit 4.1 to Cogint, Inc.’s current report on Form 6-K filed on February 13, 2015).

2.4	Asset Purchase Agreement by and between Tiger Media, Inc. and Symbol Media (incorporated by reference to Exhibit 99.2 of the Schedule 13D filed by Tan Wei Han on June 26, 2013).

2.5	Agreement and Plan of Merger dated as of November 16, 2015, by and among Cogint, Inc., Fluent, Inc., the existing stockholders of Fluent, Inc., Fluent Acquisition I, Inc., Fluent Acquisition II, LLC and Ryan Schulke, solely in his capacity as representative of Sellers. (incorporated by reference to Exhibit 2.1 to Cogint, Inc.’s Current Report on Form 8-K filed November 19, 2015).

2.6	Amendment No. 1 to Agreement and Plan of Merger dated December 8, 2015, by and among Cogint, Inc., Fluent, Inc., the existing stockholders of Fluent, Inc., Fluent Acquisition I, Inc., Fluent Acquisition II, LLC and Ryan Schulke, solely in his capacity as representative of Sellers (incorporated by reference to Exhibit 2.2 to Cogint, Inc.’s Current Report on Form 8-K filed December 10, 2015).

2.7	Membership Interest Purchase Agreement dated June 8, 2016, by and among Selling Source, LLC and Cogint, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed June 8, 2016).

4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed September 26, 2016).

4.2	Warrant issued to Intracoastal Capital, LLC, as amended, dated July 23, 2015 (incorporated by reference to Exhibit 4.2 to the Company’s Quarterly Report on Form 10-Q filed November 16, 2015).

4.3	Securities Purchase Agreement dated as of November 16, 2015, by and between Cogint, Inc. and Frost Gamma Investments Trust (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed November 19, 2015).

4.4	Warrant issued to Frost Gamma Investments Trust, dated as of November 16, 2015 (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed November 19, 2015).

4.5	Stock Purchase Agreement dated as of November 16, 2015, by and between Cogint, Inc. and Frost Gamma Investments Trust (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed November 19, 2015).

4.6	Warrant issued to Whitehorse Finance, Inc., dated as of December 8, 2015 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed December 10, 2015), as amended in September 30, 2016 (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed October 6, 2016).

4.7	Warrant issued to H.I.G. Whitehorse SMA ABF, Inc., dated as of December 8, 2015 (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed December 10, 2015), as amended in September 30, 2016 (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed October 6, 2016).

4.8	Warrant issued to Whitehorse Holdings II, LLC, dated as of December 8, 2015 (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed December 10, 2015), as amended in September 30, 2016 (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed October 6, 2016).

Exhibit No.	Description

4.9	Promissory Note made by Cogint, Inc. in favor of Frost Gamma Investments Trust, dated as of December 8, 2015, with accompanying Fee Letter (incorporated by reference to Exhibit 4.4 of the Company’s Current Report on Form 8-K filed December 10, 2015).

4.10	Promissory Note made by Cogint, Inc. in favor of Michael Brauser, dated as of December 8, 2015, with accompanying Fee Letter (incorporated by reference to Exhibit 4.5 of the Company’s Current Report on Form 8-K filed December 10, 2015).

4.11	Promissory Note made by Cogint, Inc. in favor of Barry Honig, dated as of December 8, 2015, with accompanying Fee Letter (incorporated by reference to Exhibit 4.6 of the Company’s Current Report on Form 8-K filed December 10, 2015).

4.12	Subordination Agreement, dated December 8, 2015, by and among Cogint, Inc., Fluent, LLC, substantially all of the direct and indirect subsidiaries of Cogint, Inc., Frost Gamma Investments Trust, Michael Brauser, Barry Honig, and Whitehorse Finance, Inc. (incorporated by reference to Exhibit 4.7 of the Company’s Current Report on Form 8-K filed December 10, 2015).

4.13	Stockholders’ Agreement, dated as of December 8, 2015, by and among Cogint, Inc., the selling stockholders of Fluent, Inc., Frost Gamma Investments Trust, James Reilly, Derek Dubner, Marlin Capital Investments, LLC, and Michael Brauser. (incorporated by reference to Exhibit 4.8 to the Company’s Current Report on Form 8-K filed December 10, 2015).

4.14	Registration Rights Agreement, dated as of December 8, 2015, by and among Cogint, Inc. and the selling stockholders of Fluent, Inc. (incorporated by reference to Exhibit 4.9 to the Company’s Current Report on Form 8-K filed December 10, 2015).

4.15	Form of New Warrant (incorporated by reference to Exhibit 4.2 to the Company’s Current Report or Form 8-K filed October 6, 2016).

4.16	Form of Purchaser’s Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed November 23, 2016).

4.17	Form of Chardan Capital Warrant (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed May 18, 2016).

5.1	Legal Opinion of Akerman LLP.***

23.1	Consent of Grant Thornton LLP.*

23.2	Consent of RBSM LLP.*

23.3	Consent of EisnerAmper LLP.*

23.4	Consent of Ernst & Young LLP.*

23.5	Consent of Akerman LLP (included in Exhibit 5.1).***

24.1	Power of Attorney (included on signature pages herein).***

101.INS	XBRL Instance Document.**

101.SCH	XBRL Taxonomy Extension Schema Document.**

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document.**

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document.**

101.LAB	XBRL Taxonomy Extension Label Linkbase Document.**

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document.**

*	Filed herewith
**	Filed as exhibits to the Company’s Form 10-K for the year ended December 31, 2015 and Form 10-Q for the quarter ended September 30, 2016, filed on March 18, 2016 and November 3, 2016, respectively, with corresponding exhibit numbers, and incorporated herein by reference.
***	Previously filed

Undertakings

The undersigned registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by a registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on January 24, 2017.

COGINT, Inc.

By:	/s/ Michael Brauser
Michael Brauser
Executive Chairman

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Michael Brauser Michael Brauser	Executive Chairman (Principal Executive Officer)	January 24, 2017

* Dr. Phillip Frost	Vice Chairman	January 24, 2017

* Daniel MacLachlan	Chief Financial Officer (Principal Financial Officer)	January 24, 2017

* Jacky Wang	Chief Accounting Officer (Principal Accounting Officer)	January 24, 2017

/s/ Derek Dubner Derek Dubner	Chief Executive Officer and Director	January 24, 2017

* Ryan Schulke	Director	January 24, 2017

* Robert N. Fried	Director	January 24, 2017

* Steven D. Rubin	Director	January 24, 2017

* Robert Swayman	Director	January 24, 2017

* Peter Benz	Director	January 24, 2017

* Donald Mathis	Director	January 24, 2017

EXHIBIT INDEX

Exhibit No.	Exhibit Description

23.1	Consent of Grant Thornton LLP

23.2	Consent of RBSM LLP

23.3	Consent of EisnerAmper LLP

23.4	Consent of Ernst & Young LLP